Exhibit 11.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the inclusion of our report dated April 6, 2016, with respect to the financial statements of MogulREIT I, LLC as of March 7, 2016 and for the period from March 2, 2016 through March 7, 2016, appearing in this Regulation A Offering Circular on Form 1-A of MogulREIT I, LLC. We also consent to the reference to our firm under the caption “Experts”.

Bethesda, Maryland

August 5, 2016